EXHIBIT 10.4

PHOENIX TECHNOLOGIES LTD.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is entered into by and between Woodson Hobbs (“Executive”) and Phoenix Technologies Ltd. (the “Company”), effective as of September 6, 2006 (the “Effective Date”).

RECITALS

1. It is possible that the Company could terminate Executive’s employment with the Company. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Compensation Committee of the Board (pursuant to its delegated authority) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.

2. The Compensation Committee of the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3. The Compensation Committee of the Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of four (4) years commencing on the Effective Date.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or any other agreements between Executive and the Company.

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3. Severance Benefits.

(a) Termination other than for Cause. If Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason or the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive’s Disability or Executive’s death, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

(i) Accrued Compensation. Executive will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

(ii) Severance Payments. Executive will be paid continuing payments of severance pay for a minimum of six (6) months from the date of such termination at a monthly rate equal to Executive’s monthly base salary rate, then in effect. Executive will be paid continuing payments of severance pay beyond the six (6) month minimum if Executive’s tenure with the Company on the date of termination equals or exceeds four (4) months’ time. In such event, Executive will be paid continuing severance pay for a total period of months equal to two (2) times the number of whole months the Executive has been employed by the Company (or any parent or subsidiary) prior to the termination of employment; provided, however, that maximum term of such severance payments under this Section 3(a)(ii) shall be twelve (12) months and the maximum amount of severance pay under this Section 3(a)(ii) shall be one (1) times Executive’s annual base salary rate in effect on the date of termination. The period during which the Company pays the Executive severance shall be referred to as the “Severance Period.”

(iii) Bonus. If the Executive is terminated after the Company’s fiscal year ended September 30, 2007, the Executive shall be entitled to a bonus equal to the number of full months of Executive’s employment with the Company during the fiscal year in which the termination occurs, divided by twelve (12), and multiplied by the Executive’s bonus, if any, for the previous fiscal year.

(iv) Continued Benefits. Executive will receive Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans during the Severance Period.

(v) Option Exercisability. The vested portion of any stock options held by Executive as of the termination date will remain exercisable until the earlier of (i) the term of the applicable option or (ii) the date six (6) months from the termination date.

(vi) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

(b) Certain Terminations in Connection with a Change of Control. If Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason or the Company (or any parent or subsidiary of the Company employing Executive)

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terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive’s Disability or Executive’s death from the period beginning on the date of the signing of a definitive agreement for the Change of Control and ending twelve (12) months following a Change of Control, then Executive shall receive the following:

(i) Benefits under Sections 3(a)(i)-(vi). The severance and other benefits set forth in Sections 3(a)(i)-(vi);

(ii) Equity Acceleration.

(1) Restricted Stock and Other Equity Awards. Any shares of restricted stock granted to the Executive (other than restricted stock acquired by Executive as a result of early exercising the option granted on the Effective Date) and any other equity awards (other than stock options described in 2 below) shall become 100% vested as of the date of such termination and, if applicable, exercisable.

(2) Stock Options. If the Change of Control occurs within six (6) months of the Executive’s date of hire with the Company, 1/3 of the option granted to the Executive at the commencement of his employment (the “Option”) shall become fully vested and exercisable as of the date of such termination. If the Change of Control occurs after six (6) months but less than twelve (12) months after the Executive’s date of hire with the Company, 2/3 of the Option granted to the Executive shall become fully vested and exercisable as of the date of such termination. If the Change of Control occurs on or after twelve (12) months from the date of Executive’s date of hire with the Company, all of the Executive’s Option shall become fully vested and exercisable as of the date of such termination. Any other stock options granted to Executive shall become fully vested and exercisable.

(3) More Favorable Provisions. If the plan document or agreement governing any equity award would provide greater vesting rights than those provided under Section 3(b)(ii)(1) or 3(b)(ii)(2), as applicable, then the provisions of the plan, or agreement, as applicable, shall govern. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.

(iii) Minimum Payment. If, as of the date of Executive’s termination of employment, the sum of: (A) the severance payments to be made to the Executive as described in Section 3(a)(ii) pursuant to Section 3(b)(i), (B) any unearned portion of the Executive’s prepaid bonus of $157,500 (which bonus is earned on a pro-rate basis over the Company’s 2007 fiscal year); and (C) the “acceleration value” of any equity described in Section 3(b)(ii), is less than $500,000, the Company shall pay Executive the excess, if any, of $500,000 over the sum of (A), (B) and (C). For purposes of (C), the “acceleration value” of restricted stock is equal to the fair market value, as of the date of the Executive’s termination of employment, of the shares of restricted stock that become fully vested as a result of Section 3(b)(ii), minus any cash consideration paid for such shares, and the “acceleration value” of any stock options shall be equal to the excess, if any, of the fair market value of the Company’s common stock on the date of Executive’s termination from employment over the option’s exercise price, multiplied by the number of shares underlying the stock option that become fully vested and exercisable as a result of Section 3(b)(ii). Such difference shall be paid in a lump-sum as soon as possible after the Executive’s termination from employment.

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(c) Other Terminations. If Executive voluntarily terminates Executive’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason) or if the Company (or any parent or subsidiary of the Company) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for Cause, then Executive will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, by way of example but not limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)); provided, that Executive shall be able to exercise any options and retain any restricted stock awards that are vested as of the date of termination of Executive’s employment.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), and whether separate or in connection with a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

4. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims as attached hereto as Exhibit A. No severance pursuant to Section 3 will be paid or provided until the separation agreement and release of claims becomes effective.

(b) Noncompetition; Nonsolicitation. The receipt of any severance benefits pursuant to Section 3 will be subject to Executive not violating the provisions of Section 7. In the event Executive breaches the provisions of Section 7, all continuing payments and benefits to which Executive would have been entitled pursuant to Section 3 will immediately cease.

(c) Section 409A. Any cash severance to be paid pursuant to Section 3 will not be paid during the six-month period following Executive’s termination of employment, unless the Company reasonably determines that paying such amounts immediately following Executive’s termination of employment would not result in the imposition of additional tax under Section 409A of the Code (“Section 409A”), in which case such amounts shall be paid in accordance with normal payroll practices in effect at the time of Executive’s termination from employment. If no cash severance is paid to Executive upon termination of his employment as a result of the previous sentence, on the first day following such six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to Executive

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pursuant to Section 3. Thereafter, Executive will receive his cash severance payments pursuant to Section 3 in accordance with the Company’s normal payroll practices in effect at the time of Executive’s termination from employment.

5. Limitation on Payments.

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either

(i) in full, or

(b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 6(a), but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under COBRA after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for

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electing such coverage for Executive and Executive’s eligible dependents), or (ii) instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump sum payment sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b) Cause. “Cause” means (i) a willful failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes misconduct, (iii) circumstances where Executive intentionally or negligently imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties, (iv) a material violation by Executive of a federal or state law or regulation applicable to the business of the Company, (v) a willful violation of a material Company employment policy or the Company’s insider trading policy, (vi) any act or omission by Executive constituting dishonesty (other than a good faith expense account dispute) or fraud, with respect to the Company or any of its affiliates, which is injurious to the financial condition of the Company or any of its affiliates or is injurious to the business reputation of the Company or any of its affiliates, (vii) Executive’s failure to cooperate with the Company in connection with any actions, suits, claims, disputes or grievances against the Company or any of its officers, directors, employees, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, whether or not such cooperation would be adverse to Executive’s own interest, or (viii) Executive’s conviction or plea of guilty or no contest to a felony. Executive shall not be considered to have committed an act included in the definition of “Cause” above if Executive fails to meet performance goals established by the Company’s Board of Directors or if Executive otherwise fails to meet the performance expectations of the Company’s Board of Directors (as opposed to any act of misconduct described above in the definition of Cause). With respect to clauses (i), (ii), (iii),(iv), (v), (vi), and (vii), the Executive shall be given thirty (30) days to cure such misconduct after notice from the Company of the specific facts of such misconduct and the specific steps necessary to cure such misconduct. Any determination of Cause shall be made by a majority of the Board of Directors after giving the Executive the opportunity to present to the Board of Directors with Executive’s counsel.

(c) Change of Control. “Change of Control” means the occurrence of any of the following:

(i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

(ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company

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outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

(iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(d) Disability. “Disability” means that Executive has been unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected or approved by the Board.

(e) Good Reason. “Good Reason” means (without Executive’s consent) any one of the following events occurs: (i) a material reduction in Executive’s title, authority, status, or responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that after the Company is acquired and made part of a larger entity if Executive is not the chief executive officer of the successor entity or, if such successor corporation has a parent company, the ultimate parent of the successor entity, such failure shall constitute “Good Reason”; (ii) the reduction of Executive’s aggregate base salary and target bonus opportunity as in effect immediately prior to such reduction (other than a reduction applicable to executives generally, so long as Executive is not impacted more than the median percentage for the other executives); (iii) a relocation of Executive’s principal place of employment by more than forty (40) miles; (iv) the consummation of a tender offer of the Company that is not recommended by the Board of Directors, but is approved by the Company’s stockholders; (v) failure of the Executive to be nominated to the Board of Directors of the Company, or if applicable its parent, or (vi) the failure of any successor entity or, if applicable, its parent, to assume this Agreement pursuant to Section 9 and to assume the offer letter between the Company and the Executive. With respect to subsection (i) above, after the consummation of a Change in Control, the determination of whether there was a material reduction in Executive’s title, authority, status, or responsibilities shall be measured against Executive’s title, authority, status, or responsibilities immediately prior to the consummation of the Change in Control.

7. Restrictive Covenants.

(a) Noncompete. For a period beginning on the Effective Date and ending at the end of the Severance Period, Executive agrees to (i) not, directly or indirectly, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), (or any subsidiary of the Company), and (ii) not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company (or any subsidiary of the Company);

(b) Nonsolicit. For a period beginning on the Effective Date and ending twelve months after Executive ceases to be employed by the Company (or any parent or subsidiary of the Company), Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner,

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director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company);

(c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

8. Litigation. Executive agrees to cooperate with the Company beginning on the Effective Date and thereafter (including following Executive’s termination of employment for any reason), subject to the requirements of any employment or personal commitments at such time, by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or assistance, and with respect to any testimony or assistance provided after the end of the Severance Period, to pay Executive a daily fee for any full day in which it requires his services equal to the greater of Executive’s last base salary prior to termination of employment or the base salary provided for originally in this Agreement.

9. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

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(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Resignation as Director. Upon the Company’s written request, Executive agrees to promptly resign as a member of the Company’s Board of Directors following any termination of his employment with the Company (or any parent or subsidiary of the Company).

(c) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e) Entire Agreement. This Agreement, the offer letter between Executive and the Company date September 6, 2006, the stock option agreement between Executive and the Company dated September 6, 2006 and the restricted stock purchase agreement between Executive and the Company dated September 6, 2006 constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including without limitation, any formal offer letter or employment agreement by and between the Company and Executive. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Agreement.

(f) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement. Any legal action or other legal proceeding relating to this Agreement shall be brought or otherwise commenced in any state or federal court located in Santa Clara County, California and both parties expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in Santa Clara County, California (and each appellate court located in

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the State of California), in connection with any such legal proceeding; agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that the party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(g) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the you or others. Except as provided in the next sentence, all legal fees and expenses which may reasonably incur as a result of any dispute or contest between Executive and the Company with respect to the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any dispute or contest by Executive about the amount of any payment pursuant to this Agreement), shall be paid promptly, by the non-prevailing party in such dispute or contest. If the Executive is terminated as described in Section 3(b) of this Agreement, the Company shall pay Executive’s legal fees promptly as incurred with respect to such dispute or contest (irrespective of the outcome thereof).

(h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(i) Withholding. All payments made pursuant to this Agreement may be subject to withholding of applicable income and employment taxes.

(j) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this amended and restated Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	PHOENIX TECHNOLOGIES LTD.

	By:	/s/ Scott C. Taylor
	Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE	WOODSON HOBBS

	By:	/s/ Woodson Hobbs
	Title:	President and Chief Executive Officer

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EXHIBIT A

RELEASE AGREEMENT

I understand that my position with PHOENIX TECHNOLOGIES, LTD. (the “Company”) terminated effective             , 200     (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the Severance and Change of Control Agreement (the “Agreement”) entered into as of September     , 2006, between me and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date and any unreimbursed business expenses, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors and/or officer of the Company.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of California law, and of any other jurisdiction, which is similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company.

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I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By:
Woodson Hobbs

Date:

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